Exhibit 10.21

Summary of Agreement between Precision Castparts Corp. (PCC) and Roger Cooke
May 29, 2013

1.
For the period from July 1, 2013 through June 30, 2014, Mr. Cooke will be available to perform services for the company for 48 days in the aggregate. The CEO of the Company or his designee will provide assignments from time to time during the one year period. To the extent possible, the work will be scheduled so it does not all occur in a concentrated period, but rather falls into each of the four calendar quarters. Any expansion of services beyond 48 days will be based on mutually agreeable terms and conditions.

2.
The Company will pay Mr. Cooke a fixed retainer of $106,000 for the 48 days of service. The retainer will be paid quarterly in advance. The Company reserves the right to terminate this arrangement at the end of any quarterly period; Mr. Cooke has the same right to terminate the arrangement. If the Company terminates the arrangement and there is an imbalance between the hours worked and the retainer paid in favor of the Company, the Company will make an adjustment.

3.	The Company will reimburse Mr. Cooke for routine expenses incurred in the performance of the services called for above.

4.
Under this arrangement, Mr. Cooke will be an independent contractor to the Company. He will not be entitled to the benefits of an employee or be eligible to receive stock options or health benefits, but can be considered for a discretionary bonus based on individual and corporate results achieved.

5.	Mr. Cooke will be solely responsible for the payment of all income, social security and other taxes, including estimated taxes, owed on the retainer payments.